Chuy’s Holdings, Inc. Announces Second Quarter 2020 Financial Results

AUSTIN, Texas, August 6, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 28, 2020.
As previously discussed, as a result of the impact of COVID-19 and various state and local restriction on indoor dining, in late March 2020 the Company quickly began transforming its existing take-out and delivery business to a safe and efficient operation for its guests as well as its employees. In May 2020, the Company began the process of reopening dining rooms in accordance with new government restrictions and as of June 28, 2020, the Company had reopened dining rooms to varying degrees of operating capacity in 92 of its 101 restaurants with nine restaurants remaining temporarily closed. There is still a lot of uncertainties around the continued affect of COVID-19 on the business and how soon the Company will be able to reopen the restaurants at full capacity or whether the Company will have to revert back to an off-premise only operating model at some or all of the restaurants.
Selected monthly comparable restaurant sales and average weekly sales per restaurant for the second quarter and third quarter to-date are as follows:

	Month Ending
	4/26/20	5/24/20	6/28/20	7/26/20
Comparable Restaurant Sales	(55.2)%	(44.8)%	(21.6)%	(26.3)%
Average Weekly Sales per Restaurant	$38,816	$51,960	$70,558	$66,065
Number of Open Restaurants	92	92	92	92
Off-premise sales remained strong at a rate more than double pre-COVID-19 levels comprising approximately 35% to 40% of all revenue in June and July 2020. The Company has seen softer sales trend during the latter part of June and July amidst increased cases of COVID-19 throughout the country which has either paused or rolled back reopening of the dining rooms in various states including Texas and Florida.
As of June 28, 2020, the Company has a strong financial position with $67.2 million in cash and cash equivalents, no debt and $25.0 million of available revolving credit facility. In addition, improving comparable restaurant sales and ongoing cost management resulted in increased profitability and cash flow from operations. The Company believes it maintains ample financial flexibility with which to navigate the current environment.
Highlights for the second quarter ended June 28, 2020 were as follows:

•	Revenue was $65.7 million compared to $113.1 million in the second quarter of 2019.

•	Comparable restaurant sales decreased 39.0%.

•	Net income was $4.5 million, or $0.26 per diluted share, compared to net income of $6.2 million, or $0.37 per diluted share, in the second quarter of 2019, a decrease of $1.7 million or 27.4%.

•	Adjusted net income(1) was $4.0 million or $0.23 per diluted share compared to $7.0 million and $0.42 per diluted share in the second quarter of 2019.

•
Restaurant-level operating profit(1) was $14.8 million compared to $19.5 million in the second quarter of 2019. Restaurant-level operating margin(1) increased by 530 basis points to 22.5% compared to 17.2% in the second quarter of 2019.

(1)
Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income, restaurant-level operating profit and restaurant-level operating margin useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our entire team has done an exceptional job during the second quarter as they successfully transformed our business, and subsequently reopened our dining rooms, to allow our loyal guests to continue enjoying our made from scratch offerings, all while prioritizing the safety and well-being of everyone involved. Comparable restaurant sales improved sequentially through the second quarter, and through enhanced operational efficiency, we were able to generate over 500 basis points improvement in restaurant-level operating margin and higher free-cash-flow on lower year over year revenue. While there continues to be some level of uncertainty surrounding COVID-19 in the near future, we have a strong balance sheet with $67.2 million in cash and cash equivalents as well as $25.0 million of availability under our revolving credit facility and a very resilient team who will remain nimble to adapt to any future changes in market conditions.”
Second Quarter 2020 Financial Results
Revenue was $65.7 million in the second quarter of 2020 compared to $113.1 million in the second quarter of 2019. Sales in the second quarter of 2020 were negatively impacted by a decline in customer traffic as a result of COVID-19, including the loss of 117 operating weeks due to temporary closures of nine restaurants, as well as the loss of 52 operating weeks due to stores closed during fiscal year 2019. The Company transitioned to an off-premise only operating model at the end of first quarter 2020 and has reopened its dining rooms to varying degrees of operating capacity during the second quarter of 2020. For the second quarter of of 2020, off-premise sales were approximately 60% of total revenue.
Comparable restaurant sales decreased 39.0% for the thirteen weeks ended June 28, 2020 compared to the thirteen weeks ended June 30, 2019. The decrease in comparable sales was primarily driven by a 42.8% decrease in average weekly customers, partially offset by a 3.8% increase in average check. The comparable restaurant sales by month during the second quarter decreased: 55.2%, 44.8% and 21.6%. The comparable restaurant base consisted of 84 restaurants at the end of the second quarter of 2020.
Total restaurant operating costs as a percentage of revenue improved to 77.6% in the second quarter of 2020 from 82.8% in the second quarter of 2019 primarily driven by the following:

•
Cost of sales decreased 230 basis points primarily as a result of switching to a limited menu and eliminating the complimentary buffet style chips and salsa, “Nacho Car”, partially offset by 125 basis points increase in the cost of beef.

•
Labor costs decreased 790 basis points largely as a result of furloughing a substantial number of hourly employees as well as store management personnel as the Company transitioned to an off-premise only operating model. As of the end of the second quarter of 2020, the Company rehired approximately 44% of furloughed management employees and approximately 65% of furloughed hourly employees. Hourly labor rate inflation in comparable stores was approximately 3.1%.

•
Operating expenses increased by 220 basis points primarily driven by increases in delivery service charges and to-go supplies as a result of the growth in off-premise business as well as sales deleverage of fixed restaurant operating expenses.

•	Occupancy costs increased 360 basis points primarily as a result of sales deleverage of fixed occupancy expenses.

•
Marketing expense decreased 80 basis points primarily due to suspension of Company’s national-level marketing initiatives in response to COVID-19 while relying on more cost effective organic local store digital marketing efforts.

Restaurant pre-opening expenses decreased to $0.3 million in the second quarter of 2020 compared to $1.2 million for the same period in 2019 due to a postponement of all new store openings for the remainder of fiscal 2020.
General and administrative expenses were $4.8 million in the second quarter of 2020 compared to $5.9 million for the same period in 2019. The decline was primarily driven by a $1.3 million decrease in management salaries, stock compensation and bonuses as a result of furloughing certain corporate employees and temporarily reducing pay for the remaining employees during the second quarter of 2020. This decrease was partially offset by higher information technology and professional services costs, suspension of quick pay vendor rebates and increases in certain non-recurring charges.
Impairment and closed restaurant costs were $1.8 million ($1.4 million, net of tax or $0.08 per diluted share) and $0.2 million ($0.2 million, net of tax or $0.01 per diluted share) during the second quarter of 2020 and 2019, respectively. The increase is mainly attributed to the nine stores temporarily closed due to COVID-19 at the end of the first quarter of 2020. These charges include rent expense, utility and insurance costs.
During the second quarter of 2020, the Company received a one-time insurance settlement in the amount of $1.0 million under its trade name restoration insurance policy.
The Company recorded an income tax benefit of $0.6 million in the second quarter of 2020 compared to an expense of $0.1 million during the comparable period in 2019. The tax benefit was primarily due to a projected annual net loss as compared to net income last year as well as a tax benefit from the revaluation of deferred tax assets due to an administrative correction of the depreciation recovery period for qualified improvement property and the reinstatement of the net operating loss carryback as a result of CARES Act.
As a result of the foregoing, net income was $4.5 million, or $0.26 per diluted share, as compared to $6.2 million, or $0.37 per diluted share, in the second quarter of 2019.
Adjusted net income was $4.0 million and $0.23 per diluted share in the second quarter of 2020 as compared to $7.0 million and $0.42 per diluted share in the second quarter of 2019. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
“At-the-market” (“ATM”) Offering
During the second quarter of 2020, the Company issued 3,041,256 shares of its common stock and received net proceeds of $48.2 million after deducting offering expenses payable by the Company. A portion of the proceeds was used to repay all of the Company’s $25.0 million outstanding under its revolving facility as of the end of the first quarter of 2020. The Company intends to use the remaining net proceeds from the ATM offering for general corporate purposes, including, but not limited to, further increasing its liquidity as a result of the COVID-19 pandemic.
2020 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide fiscal 2020 financial guidance at this time.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2020 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-300-8521 or for international callers by dialing 412-317-6026. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 10146312. The replay will be available until Thursday, August 13, 2020.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to market conditions and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents (loss) income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement costs, gain on insurance settlements, impairment and closed restaurant costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment and closed restaurant costs and legal settlement costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement costs and impairment and closed restaurant costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net (loss) income before legal settlement costs, impairment and closed restaurant costs, gain on insurance settlements, the income tax effect of these adjustments and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 28, 2020		June 30, 2019		June 28, 2020		June 30, 2019
Revenue	$65,712	100.0%	$113,132	100.0%	$160,212	100.0%	$215,243	100.0%

Costs and expenses:
Cost of sales	15,410	23.5	29,174	25.8	39,972	24.9	54,889	25.5
Labor	17,337	26.4	38,854	34.3	50,917	31.8	75,553	35.1
Operating	10,720	16.3	15,897	14.1	25,305	15.8	30,456	14.1
Occupancy	7,097	10.8	8,152	7.2	15,083	9.4	16,134	7.5
General and administrative	4,774	7.3	5,868	5.2	10,494	6.6	12,035	5.6
Marketing	365	0.6	1,544	1.4	1,374	0.9	2,995	1.4
Restaurant pre-opening	278	0.4	1,182	1.0	1,138	0.7	1,900	0.9
Legal settlement	—	—	775	0.7	—	—	775	0.4
Impairment and closed restaurant costs	1,782	2.7	216	0.2	20,555	12.8	588	0.3
Gain on insurance settlements	(1,000)	(1.5)	—	—	(1,000)	(0.6)	—	—
Depreciation and amortization	4,895	7.3	5,124	4.5	10,184	6.3	10,201	4.7
Total costs and expenses	61,658	93.8	106,786	94.4	174,022	108.6	205,526	95.5
Income (loss) from operations	4,054	6.2	6,346	5.6	(13,810)	(8.6)	9,717	4.5
Interest expense, net	153	0.3	23	—	205	0.1	62	—
Income (loss) before income taxes	3,901	5.9	6,323	5.6	(14,015)	(8.7)	9,655	4.5
Income tax (benefit) expense	(601)	(1.0)	78	0.1	(6,113)	(3.8)	193	0.1
Net income (loss)	$4,502	6.9%	$6,245	5.5%	$(7,902)	(4.9)%	$9,462	4.4%

Net (loss) income per common share: Basic	$0.26		$0.37		$(0.46)		$0.56
Net (loss) income per common share: Diluted	$0.26		$0.37		$(0.46)		$0.56

Weighted-average shares outstanding: Basic	17,555,506		16,804,465		17,095,422		16,838,052
Weighted-average shares outstanding: Diluted	17,578,129		16,859,657		17,095,422		16,902,656

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net (loss) income as reported	$4,502	$6,245	$(7,902)	$9,462
Legal settlement	—	775	—	775
Impairment and closed restaurant costs	1,782	216	20,555	588
Gain on insurance settlements	(1,000)	—	(1,000)	—
Income tax effect on adjustments (1)	(183)	(232)	(4,570)	(319)
Deferred tax revaluation adjustment (2)	(1,103)	—	(1,636)	—
Adjusted net income	$3,998	$7,004	$5,447	$10,506

Adjusted net income per common share: Basic	$0.23	$0.42	$0.32	$0.62
Adjusted net income per common share: Diluted	$0.23	$0.42	$0.32	$0.62

Weighted-average shares outstanding: Basic	17,555,506	16,804,465	17,095,422	16,838,052
Weighted-average shares outstanding: Diluted	17,578,129	16,859,657	17,095,422	16,902,656

(1)
Reflects the tax expense associated with the adjustments for impairment and closed restaurant costs as well as gain on insurance settlements during the thirteen weeks and twenty-six weeks ended June 28, 2020 and June 30, 2019. The Company has changed its method of calculating the interim income tax effect on adjustments to improve consistency and predictability of calculations at the interim period and to better align it with the year end tax effect of these adjustments. The Company now uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. The prior period amounts have been restated for comparability.

(2)
Reflects the tax benefit recorded during the twenty-six weeks ended June 28, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Income (loss) from operations as reported	$4,054	$6,346	$(13,810)	$9,717
General and administrative	4,774	5,868	10,494	12,035
Restaurant pre-opening	278	1,182	1,138	1,900
Legal settlement	—	775	—	775
Impairment and closed restaurant costs	1,782	216	20,555	588
Gain on insurance settlements	(1,000)	—	(1,000)	—
Depreciation and amortization	4,895	5,124	10,184	10,201
Restaurant-level operating profit	$14,783	$19,511	$27,561	$35,216

Restaurant-level operating margin (1)	22.5%	17.2%	17.2%	16.4%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	June 28, 2020	December 29, 2019
Cash and cash equivalents	$67,237	$10,074
Total assets	486,081	446,069
Long-term debt	—	—
Total stockholders’ equity	235,115	194,936

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com